EXHIBIT 10.6

PROMISSORY NOTE

Up to $5,000,000	April 1, 2013

FOR VALUE RECEIVED, Asterias Biotherapuetics, Inc., a Delaware corporation (Borrower), promises to pay to the order of BioTime, Inc., a California corporation (Lender), the principal amount of all Advances (defined below) up to an aggregate amount of Five Million Dollars ($5,000,000), and to pay interest on the principal amount of all Advances from the date of each Advance until the date of payment in full, payable as set forth below.

1.             Advances

1.1           On the terms and conditions set forth in this Note, Lender may, in Lender’s sole discretion, lend money to Borrower at Borrower=s request, and each such loan or payment of money by Lender to Borrower is referred to in this Note as an Advance.  Borrower shall not request Advances in excess of $5,000,000 in the aggregate (the Maximum Loan Amount), regardless of whether the outstanding principal balance of Advances has been reduced to an amount less than the Maximum Loan Amount through payments made by Borrower to Lender on this Note.

1.2           Lender shall have no obligation to make any Advance requested by Borrower. In no event shall Borrower request any Advance if an Event of Default or any event which, with or without the giving of notice or passage of time or both would constitute an Event of Default, shall have occurred and be continuing.

1.3           Lender is authorized to record on Schedule A hereto, and on any continuation(s) of Schedule A that may be attached to this Note: (a) the date and principal amount of each Advance by Lender; and (b) the date and amount of each payment or prepayment of principal of any Advance; which recordation will constitute prima facie evidence of the accuracy of the information so endorsed on Schedule A; provided however, that any failure to record such information on Schedule A or a continuation thereof will not in any manner affect the obligations of Borrower to make payments of principal in accordance with the terms of this Note.  Lender will provide Borrower, upon request, with a copy of each recordation made by Lender on Schedule A.

2.             Terms and Conditions of Payment

2.1           Interest.  Interest shall accrue and be payable at the rate of 0.24% per annum, compounded monthly, for the month of April 2013, for loans with terms of three years or less.  Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

2.2           Payment.  The outstanding principal balance of this Note, plus all unpaid accrued interest thereon, shall be due and payable on the earlier of (a) December 31, 2013, and (b) the “Closing Date” as defined in that certain Asset Contribution Agreement by and among Borrower, Lender, and Geron Corporation.  Principal, interest, and all other sums payable under this Note shall be payable in lawful money of the United States of America.

2.3          Application of Payments.  All payments received on this Note shall be applied first to any costs of collection (including all attorneys' fees and expenses), second to the payment of accrued interest, and third to the payment of principal.

3.             Default

3.1          The unpaid principal balance of this Note, together with all accrued interest, shall, at the option of the Lender, become immediately due and payable in full, without demand or notice, upon the occurrence of any "Event of Default."

3.2           For purposes of this Note, the following are Events of Default:

(a)           the failure of Borrower to pay when due any interest, principal, or other amount payable under this Note, if such failure to pay continues for a period of seven days;

(b)           Borrower (1) becoming the subject of any order for relief in a proceeding under any Debtor Relief Law (as defined below); (2) becoming unable to pay, or admitting in writing the Borrower's inability to pay, the Borrower's debts as they mature; (3) making an assignment for the benefit of creditors; (4) for the benefit of creditors, applying for or consenting to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for the Borrower or for all or any part of the Borrower's property or assets; (5) instituting or consenting to any proceeding under any Debtor Relief Law with respect to Borrower or all or any part of the Borrower's property or assets, or the institution of any similar case or proceeding without the consent of the Borrower who is, or whose property or assets are, subject to such case or proceeding if such case or proceeding continues undismissed or unstayed for 60 calendar days; or (6) the dissolution or liquidation of the Borrower that is a corporation or other entity; or

(c)           (1) the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitation, or similar officer for Borrower or for all or any part of the Borrower's property or assets without the application or consent of the Borrower who is, or whose property or assets are, subject to such appointment, if such appointment continues undischarged or unstayed for 60 calendar days; or (2) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against all or any material part of the property or assets of Borrower if such process is not released, vacated or fully bonded within 60 calendar days after its issue or levy; or

(d)           the taking of any action by Borrower to initiate any of the actions described in Sections 3.2(c) or 3.2(d).

As used in this Note, the term Debtor Relief Law shall mean the Bankruptcy Code of the United States of America, as amended, or any other similar debtor relief law affecting the rights of creditors generally.

3.3           Borrower shall defend, indemnify, and hold harmless Lender from and against all costs, liabilities, losses, and expenses (including, without limitation, attorneys' fees and all costs) with respect to any action or proceeding that Lender incurs resulting from and arising out of Borrower's default under this Note.

4.             Late Payment Charge.  Borrowers acknowledge that late payment will cause Lender to incur costs and other damages not otherwise provided for in this Note.  Therefore, if any installment is not received by Lender within seven days of the date on which such installment was due, a late charge in the amount of 5% of the past due installment shall be immediately due and payable.  Acceptance of any late payment or late charge will not constitute a waiver of the default with respect to the overdue amount and shall not prevent Lender from exercising any of Lender's other rights and remedies under this Note.

5.             Default Interest Rate.  Upon the occurrence of an Event of Default, the unpaid principal balance of this Note, together with all accrued but unpaid interest on the date of the Event of Default, shall bear interest at the rate of 12% per annum until paid in full.

6.             Prepayment Option.   Borrower may, at Borrower's option, prepay the unpaid principal balance of this Note, in whole or in part, together with all accrued interest, through the business day of prepayment, on the portion so prepaid, without premium or penalty.

7.             Miscellaneous

7.1           Borrower and all guarantors and endorsers of this Note severally waive (a) presentment, demand, protest, notice of dishonor, and all other notices, except as expressly provided in this Note; (b) any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of the security for this Note; and (c) any other cause of release or discharge other than actual payment in full of all indebtedness evidenced by or arising under this Note.

7.2          The Lender shall not be deemed, by any act or omission, to have waived any of its rights or remedies under this Note unless such waiver is in writing and signed by Lender and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  No delay or omission of Lender to exercise any right, whether before or after an Event of Default, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance of any past-due amount at any time by the Lender shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

7.3          Lender may accept, indorse, present for payment, and negotiate checks marked "payment in full" or with words of similar effect without waiving Lender's right to collect from Borrower the full amount owed by Borrower.

7.4          TIME IS OF THE ESSENCE UNDER THIS NOTE.  Upon any Event of Default, the Lender may exercise all rights and remedies provided for in this Note and by law, including, but not limited to, the right to immediate payment in full of this Note.

7.5           The rights and remedies of the Lender as provided in this Note and in law or equity shall be cumulative and concurrent, and may be pursued singularly, successively, or together at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or a release of any such right or remedy.

7.6           It is expressly agreed that if this Note is referred to an attorney or if suit is brought to collect this Note or any amount due under this Note, or to enforce or protect any rights conferred upon Lender by this Note then Borrower promises and agrees to pay on demand all costs, including without limitation, reasonable attorneys' fees, incurred by Lender in the enforcement of Lender's rights and remedies under this Note.

7.7          The terms, covenants, and conditions contained in this Note shall be binding upon the heirs, executors, administrators, successors, and assigns of Borrower and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of Lender.

7.8           If any provisions of this Note would require the Borrower to pay interest on the indebtedness evidenced by or arising under this Note at a rate exceeding the highest rate allowable by applicable law, Borrower shall instead pay interest under this Note at the highest rate permitted by applicable law.

7.9          This Note shall be construed under and governed by the laws of the State of California without regard to conflicts of law.

Borrower:

Asterias Biotherapeutics, Inc.

By:	s/Thomas Okarma
Thomas Okarma,
Chief Executive Officer

SCHEDULE A
TO
PROMISSORY NOTE
OF
ASTERIAS BIOTHERAPEUTICS, INC.

RECORD OF LOANS AND REPAYMENT OF LOANS

DATE	PRINCIPAL AMOUNT OF LOAN	AMOUNT OF PRINCIPAL REPAID	UNPAID PRINCIPAL BALANCE	NOTATION OF LOAN MADE BY